EXHIBIT 10.23

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made as of February 2, 2015, by and among The Future Education Group Inc. (“Company”), a Nevada corporation, and Alice (Io Wai) Wu (“Executive”) (collectively hereinafter “the parties”).

WHEREAS, Company wishes to employ Executive as Chief Financial Officer on the terms and conditions set forth in this Agreement; and

WHEREAS, Executive wishes to accept such employment on the terms and conditions set forth in this Agreement;

NOW THEREFORE, the parties agree as follows:

I.	Employment Duties and Term.

A. Duties. Company agrees to employ Executive as Chief Financial Officer of Company. Executive shall perform for or on behalf of Company such duties as are customary for such position and such other duties as Company shall assign from time to time, including duties for other entities which now are, or in the future may be, affiliated with Company (the “Affiliates”). Executive shall perform such duties in accordance with Company’s policies and practices, including but not limited to its employment policies and practices, and subject only to such limitations, instructions, directions, and control as the Company may specify from time to time at its discretion. Executive shall serve Company and the Affiliates faithfully, diligently, in accordance with all laws and to the best of his/her ability.

B. Term. The initial term of this Agreement shall be for the period commencing on February 2, 2015 (“Commencement Date”), and ending on December 31, 2015, unless terminated at an earlier date pursuant to an event described in Section III of this Agreement (referred to hereafter as the “Initial Term”). Upon expiration of the Initial Term, this Agreement shall automatically renew for successive one year periods, subject to earlier termination as provided in Section III of this Agreement (referred to hereinafter as “Renewal Terms”) unless, not less than thirty (30) days before expiration of the Initial Term or any of the Renewal Terms, a party to this Agreement provides written notice otherwise to the other party. As used herein, “Employment Period” shall mean to the period during which Executive is employed hereunder.

II.	Compensation.

During the Employment Period only (unless otherwise expressly provided for herein), Company shall pay Executive and Executive shall accept the following amounts as compensation in full for Executive’s performance of his/her duties:

A. Base Compensation. During the Employment Period, Company shall pay to Executive an annual base salary (“Base Salary”) as set forth in the applicable Exhibit A incorporated herein as if fully set forth in this paragraph.

B. Additional Compensation. Executive shall be eligible to receive discretionary bonuses as determined by the Company in its sole and complete discretion provided nothing contained herein shall be construed as a commitment by the Company to declare or pay any such bonuses. Payment of any bonus described in this section shall be earned and calculated pursuant to the applicable Exhibit A. Annual bonuses shall be paid not later than 2  1 ⁄ 2 months after the end of the fiscal year in which they are earned; provided that the Company may, at its discretion, advance projected annual bonuses at any time. If the Executive is no longer an employee of Company, upon Executive’s termination of such employment, Executive will have earned and will be paid the pro-rata portion of the bonus to the extent provided by Section III below, paid not later than 2  1 ⁄ 2 months after the end of the fiscal year in which Executive’s employment terminated, based upon performance of the Company through the date of termination, as applied to the terms and conditions of the applicable Exhibit A.

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C. Other Benefits. In addition to the foregoing, Executive will be eligible for those benefits that the Company provides generally to US employees and/or senior US employees. Executive will also be entitled to no fewer than 30 days Paid Time Off (PTO) during the Initial Term and each subsequent Renewal Term. Any accrued unused PTO is carried over from year to year or paid out upon termination of employment.

III.	Termination.

The terms of this Agreement shall be for the period set out in Section I unless earlier terminated in one of the following ways:

A. Death. This Agreement shall immediately terminate upon the death of Executive. Upon a termination of the Agreement due to Executive’s death, Executive’s heirs, executors or administrators, as the case may be, shall be entitled to:

1. (i) Executive’s Base Salary earned through the date of termination of Executive’s Employment hereunder (the “Termination Date”), to the extent not theretofore paid, (ii) any accrued but unused vacation as of Termination Date, (iii) Executive’s annual bonus under the Company’s or its Affiliates’ annual bonus plan earned with respect to the fiscal year immediately prior to the fiscal year in which the Termination Date occurs, to the extent not theretofore paid and (iv) any employee benefits to which the Executive was entitled on the Termination Date in accordance with the terms of the plans and programs of the Company, in each case payable within 60 days after the date of death or at such other time at which such amounts are payable pursuant to the terms of an applicable plan or program of the Company (the “Accrued Obligations”); and

2. the Earned Bonus for the year in which Executive’s date of death occurs.

B. Voluntary Termination Without Good Reason. If Executive voluntarily terminates his/her employment for a reason other than Good Reason (as defined herein) and provides the Company (and does not revoke) an executed release pursuant to Section III.I., then Executive shall receive the accrued but unpaid obligations without any other severance pay (subject to any applicable payroll or other taxes required to be withheld).

C. Involuntary Termination Without Cause or Voluntary Termination for Good Reason. If the Company terminates this Agreement without Cause (as defined below) or if Executive terminates this Agreement with Good Reason (as defined below), and in either case Executive provides (and does not revoke) an executed release pursuant to Section III.I., then Executive shall receive the following severance pay (subject to any applicable payroll or other taxes required to be withheld):

1. the Accrued Obligations;

2. Provided Executive complies with the aforementioned release, the covenants set forth in Section IV of this Agreement and all other provisions of this Agreement that survive the termination of Executive’s employment with the Company, an amount equal to one (1) times the Executive’s Base Salary, payable in equal installments on the Company’s regular pay dates, for the one-year period beginning on the Termination Date, plus an amount equal to the projected annual bonus payable to Executive as of the Termination Date, determined based on the performance projection for the remainder of the calendar year as of the second Friday following the Termination Date, as applied to the terms and conditions of the applicable Exhibit A, which amount shall be payable in a lump sum payment no later than 2  1 ⁄ 2 months after the end of the fiscal year in which such bonus is earned.

Notwithstanding the foregoing, the first installment payment of Executive’s Base Salary shall commence on the first regular pay date that is practicable after the effective date of the release, and the first such payment shall include payment for any pay dates between the Termination Date and the date of such payment.

D. For purposes of this Agreement, Executive shall have “Good Reason” to terminate this Agreement if one of the following events occurs without the Executive’s express written consent:

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1. both (i) a reduction in any material respect in the Executive’s position(s), duties or responsibilities with the Company, and (ii) an adverse material change in the Executive’s reporting responsibilities, titles or offices with the Company;

2. a reduction of 20 percent (20%) or more in the Executive’s rate of annual Base Salary; or

3. any requirement of the Company that the Executive be based more than 50 miles from the facility where the Executive is based as of the Commencement Date.

In order to terminate this Agreement for Good Reason, Executive must first satisfy the following notice and opportunity to cure requirements. Before terminating this Agreement and his/her employment hereunder for Good Reason, Executive must give written notice to Company as to the details of the basis for such Good Reason within thirty (30) days following the date on which Executive alleges the event giving rise to such Good Reason occurred, and Company must fail to provide a reasonable cure within thirty (30) days after its receipt of such notice. Executive is required to provide the Company with ten (10) days’ prior written notice of any termination of this Agreement for Good Reason and such notice is given within thirty (30) days of when Good Reason first arises.

E. Termination for Cause. Company, upon written notice to Executive, may terminate the employment of Executive at any time for Cause. For purposes of this Agreement, the term “Cause” means Executive’s (i) willful misconduct; (ii) willful or gross neglect of Executive’s job duties; (iii) material failure to materially perform Executive’s job duties; (iv) refusal to follow a lawful directive of the Company that is materially related to and consistent with the provisions of Section I.A above; (v) material failure to materially comply with the Company’s policies and practices; (vi) act of moral turpitude, theft, fraud or dishonesty; (vii) commission of any felony or misdemeanor (other than minor traffic violations or offenses of a comparable magnitude not involving dishonesty, fraud or breach of trust); (viii) material breach of any material term of a contractual agreement between Executive and the Company, including, without limitation, this Agreement; or (ix) a willful act that is (or reasonably would be expected to be) materially damaging or detrimental to the Company; provided, however, that, in the event of conduct described in clauses (iii), (iv), (v) or (viii) that is capable of being cured, Cause shall exist only if the Company provides written notice to Executive reasonably detailing such grounds giving rise to Cause and Executive fails to cure such grounds for Cause to the reasonable satisfaction of the Company within two (2) business days after delivery to Executive of such written notice, if reasonably curable within two (2) business days, or, if not, then within such time as is reasonable under the circumstances, which in no event shall exceed fifteen (15) calendar days.

F. If Company terminates this Agreement and Executive’s employment hereunder for Cause (as defined herein), then Executive shall be entitled only to the Accrued Obligations. Executive hereby agrees that no bonus shall be earned in the calendar year in which the Executive is terminated for Cause.

G. Failure to Renew. If the Executive provides notice to the Company of his/her election not to renew the Agreement following the expiration of the Initial Term or any Renewal Term, the Company shall have no obligations under the Agreement upon or after the expiration of the Agreement. If the Company provides notice to the Executive of its election not to renew the Agreement following the expiration of the Initial Term or any Renewal Term and the Executive’s employment with the Company is terminated by the Company without Cause within twelve months after the date of such notice, such termination shall be treated as an Involuntary Termination without Cause and the Executive shall be entitled to the payments set forth in, and subject to the terms of, Section III.C. of this Agreement (including, without limitation, the requirement of Executive’s execution and deliver (without revocation) of the release provided by Section III.I below, notwithstanding the expiration of the Agreement.

H. Transfers within Company or any of its Affiliates. In the event Executive and Company agree that Executive will transfer to another position within Company or any of its Affiliates, the terms of this Agreement, other than the applicable Exhibit A in effect at the time of the transfer, shall remain in effect and govern Executive’s relationship with Company or any of its Affiliates in his/her new position. Upon Executive’s transfer to another position within

Company or any of its Affiliates, Company shall be obligated under this Agreement and the applicable Exhibit A at the time of transfer only to pay Executive’s Base Salary earned through the date of transfer and any Earned Bonus through the end of the month immediately preceding the date of transfer, determined in accordance with Section II.B., and to reimburse Executive for expenses properly incurred through the date of transfer. Executive and the Affiliate to which Executive’s employment is transferred may agree to a new Exhibit A covering Executive’s new position to replace the Exhibit A in effect at the time of transfer. In the event no such Exhibit A is agreed upon, Executive will be entitled to the same Base Salary as Executive was receiving at the time of the transfer, but shall not be entitled to earn any further bonus or have any other rights under the Exhibit A previously in effect.

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I. Additional Terms. Upon termination for any reason Executive (i) agrees to provide reasonable cooperation to Company at Company’s expense for out-of-pocket expenses incurred by Executive in winding up Executive’s work for Company and transferring that work to other individuals as designated by Company, and (ii) agrees reasonably to cooperate with Company in connection with any disputes in which the company is a part (including, without limitation, disputes in litigation) as requested by Company.

To be eligible for any severance pay under this section, Executive must (i) execute and deliver to Company, within 45 days after the Termination Date, a final and complete release in a form that is acceptable and approved by Company (and not revoke such release), and (ii) in Company’s good faith belief, be in full compliance with his/her Restrictive Covenants of Section IV below and all other provisions of this Agreement that survive the termination of Executive’s employment with the Company.

IV.	Restrictive Covenants.

A. Confidential Information. During the Employment Period and at all times thereafter, Executive will not, except to the extent necessary to perform Executive’s duties hereunder or as required by law, directly or indirectly, use or disclose to any third person, without the prior written consent of the Company, any Confidential Information of the Company. For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature regarding the Company or the Company’s business or properties that the Company has furnished or furnishes to Executive, whether before or after the date of this Agreement, or is or becomes available to Executive by virtue of Executive’s employment with the Company, whether tangible or intangible, and in whatever form or medium provided, as well as all such information generated by Executive. Confidential Information includes, without limitation, customer lists, customer requirements and specifications, designs, financial data, sales figures, costs and pricing figures, marketing and other business plans, product development, marketing concepts, personnel matters (including employee skills and compensation), drawings, specifications, instructions, methods, processes, techniques, computer software or data of any sort developed or compiled by the Company, formulae or any other information relating to the Company’s services, products, sales, technology, research data, software and all other know-how, trade secrets or proprietary information, or any copies, elaborations, modifications and adaptations thereof. Notwithstanding the foregoing, Confidential Information shall not include: (a) information which at the time of disclosure to Executive is a matter of public knowledge; or (b) information which, after disclosure to Executive, becomes public knowledge other than through a breach of this Agreement. In the event that the Company is bound by a confidentiality agreement or understanding with a customer, vendor, supplier or other party regarding the confidential information of such customer, vendor, supplier or other party, which is more restrictive than specified above in this Section IV.A, and of which Executive has notice or is aware, Executive shall adhere to the provisions of such other confidentiality agreement, in addition to those of this Section IV.A. Executive shall exercise reasonable care to protect all Confidential Information. Executive will immediately give notice to the Company of any unauthorized use or disclosure of Confidential Information. Executive hereby represents and warrants that it shall assist the Company in remedying any such unauthorized use or disclosure of Confidential Information. Upon termination of employment, Executive will return all books, records and other materials and equipment provided to, acquired by or created by Executive during the course of employment which relate in any way to Company or its business. The obligations imposed upon Executive by this paragraph shall survive the expiration or termination of this Agreement.

B. Covenant Not to Compete. The parties understand that as a part of his/her job duties, Executive will be exposed to certain Confidential Information, client and potential client relationships, and supplier, licensee, or other business relationships of the Company and its Affiliates (some of which may be developed by Executive in the course of Executive’s employment). Employee acknowledges such information and relationships are the sole and exclusive property of the Company constituting valuable, special and unique property of the Company in which the Company has and will have a protectable interest. The parties therefore agree that it is necessary to enter into this Agreement to protect the Company’s interests. Independent of any obligation under any other contract or agreement between Executive and the Company, during Executive’s employment with the Company and for one year thereafter, the Executive shall not:

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1. directly or indirectly, for himself/herself, or as agent of, or on behalf of, or in connection with, any person, firm, association or corporation, directly or indirectly, actually or attempt to (i) solicit, induce, or cause any Customer (defined below) to terminate, reduce or refrain from renewing or extending its contractual or other business relationship with any member of the Company; (ii) solicit, induce or cause any Customer to become a customer of or enter into any contractual or other relationship with Executive or any other person or entity for Competing Services (defined below); and/or (iii) offer or provide to any Customer any Competing Services.; or

2. directly or indirectly, for himself/herself, or as agent of, or on behalf of, or in connection with, any person, firm, association or corporation, directly or indirectly, actually or attempt to, (i) solicit, induce, or cause any employee, supplier, licensee, independent contractor or other business relation of the Company to terminate, reduce or refrain from renewing or extending such person’s or entity’s business or employment relationship with the Company; (ii) cause the Company’s costs to increase with respect to any employee, supplier, licensee, independent contractor or other business relation of the Company; (iii) solicit, induce or cause any employee of the Company to engage in Competing Services; or (iv) employ or otherwise engage as an employee, independent contractor or consultant (1) any employee of the Company or (2) any person who was employed by the Company within the then prior twelve-month period. or

For purposes of this Section IV, “Customer” shall mean any company or individual: (i) who purchased products or services from the Company whom Executive contacted or served during the Employment Period, for whom Executive supervised contact or service during the Employment Period or about whom Executive acquired Confidential Information; (ii) who was a potential customer of the Company within the one year immediately preceding the Termination Date and (A) about whom Executive acquired Confidential Information or (B) who contacted Executive, whom Executive contacted, or for whom Executive supervised contact regarding the potential purchase of products or services of the Company. For the purposes of this Section IV, “Competing Services” shall mean products or services that are the same, similar or otherwise in competition with the products and services of the Company with which Executive was involved or about which Executive acquired Confidential Information. For purpose of this Section IV, references to the Company shall also be to the Company’s Affiliates.

Executive further acknowledges that in view of the nature of the business in which the Company is engaged, the restrictions contained in this Section IV are reasonable and necessary in order to protect the legitimate interests of the Company. Executive further acknowledges and agrees that any violation of this Section IV will result in irreparable injuries to the Company. Executive, therefore, acknowledges that in the event of his/her violation of the provisions of this section, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as attorneys’ fees and damages incurred as a result of Executive’s breach and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In addition to other available remedies, Executive’s breach of this section shall entitle Company to return of any amounts paid pursuant to Section III.B., III.C. or III.G. of this Agreement, other than Executive’s Base Salary earned through the Termination Date and any employee benefits to which Executive was entitled on the Termination Date in accordance with the terms of the plans and programs of the Company.

C. Intellectual Property.

1. The Company’s Proprietary Rights. Executive acknowledges and agrees that all Intellectual Property (defined below) created, made or conceived by Executive (solely or jointly) during Executive’s employment by the Company (regardless of whether such Intellectual Property was created, conceived or produced during Executive’s regular work hours or at any other time) that relates to the actual or anticipated businesses of the Company or results from or is suggested by any work performed by Executives or independent contractors for or on behalf of the Company (“Company Intellectual Property”) shall be deemed “work for hire” and shall be and remain the sole and exclusive property of the Company for any and all purposes and uses whatsoever as soon as Executive conceives or develops such Company Intellectual Property, and Executive hereby agrees that its assigns, executors, heirs, administrators or personal representatives shall have no right, title or interest of any kind or nature therein or thereto, or in or to any results and proceeds therefrom. If for any reason such Company Intellectual Property is not deemed to be “work-for-hire,” then Executive hereby irrevocably and unconditionally assigns all rights, title, and interest in such Company Intellectual Property to the Company and agrees that the Company is under no further obligation, monetary or otherwise, to Executive for such assignment. Executive also hereby waives all claims to any moral rights or other special rights that Executive may have or may accrue in any Company Intellectual Property. Executive shall promptly disclose in writing to the Company the existence of any and all Company Intellectual Property. As used in this Agreement, "Intellectual Property" shall mean and include any ideas, inventions (whether or not patentable), designs, improvements, discoveries, innovations, patents, patent applications, trademarks, service marks, trade dress, trade names, trade secrets, works of authorship, copyrights, copyrightable works, films, audio and video tapes, other audio and visual works of any kind, scripts, sketches, models, formulas, tests, analyses, software, firmware, computer processes, computer and other applications, creations and properties, Confidential Information and any other patents, inventions or works of creative authorship.

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2. Waiver. In the event that Executive owns or claims any rights to Company Intellectual Property that cannot be assigned to the Company, Executive irrevocably waives all claims and the enforcement of all such rights against the Company, and its respective officers directors, assigns and licensees, and agrees, at the Company’s request and expense, to consent to and join in any action to enforce the Company’s interests in such Company Intellectual Property. As to any rights to Company Intellectual Property that cannot be assigned to the Company or waived by Executive, Executive irrevocably grants to the Company an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to license and sublicense, to reproduce, create derivative works, distribute, publicly perform and publicly display by all means now known or later developed, any and all such Company Intellectual Property.

3. Cooperation Regarding Intellectual Property. Executive agrees to assist the Company, and to take all reasonable steps, with securing patents, registering copyrights and trademarks, and obtaining any other forms of protection for the Company Intellectual Property in the United States and elsewhere. In particular, at the Company’s expense (except as noted in clause (i) below), Executive shall forthwith upon request of the Company execute all such assignments and other documents (including applications for patents, copyrights, trademarks, and assignments thereof) and take all such other action as the Company may reasonably request in order (i) to vest in the Company all of Executive’s right, title, and interest in and to such Company Intellectual Property, free and clear of liens, mortgages, security interests, pledges, charges, and encumbrances (“Liens”) (and Executive agrees to take such action, at its expense, as is necessary to remove all such Liens) and (ii), if patentable or copyrightable, to obtain patents or copyrights (including extensions and renewals) therefor in any and all countries in such name as the Company shall determine. In the event that Executive is unable or unavailable or shall refuse to sign any lawful or necessary documents required in order for the Company to apply for and obtain any copyright or patent with respect to any work performed by Executive in the course of his employment with the Company (including applications or renewals, extensions, divisions or continuations), Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and in Executive’s behalf, and in Executive’s place and stead, to execute and file any such applications or documents and to do all other lawfully permitted acts to further the prosecution and issuance of copyrights and patents with respect to such Company Intellectual Property with the same legal force and effect as if executed or undertaken by Executive.

4. No infringement. Executive represents and warrants to the Company that all Intellectual Property Executive delivers to the Company shall be original and shall not infringe upon or violate any patent, copyright or proprietary right of any person or third party.

5. License to Prior Invention. If Executive in the course of Executive’s employment for the Company incorporates into a Company product Intellectual Property that Executive has, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of Executive’s employment with the Company in which Executive has a property right (each, a “Prior Invention”), Executive hereby grants to the Company a perpetual, nonexclusive, royalty-free, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use and sell such Prior Invention.

6. Severability. To the extent this Agreement is required to be construed in accordance with laws of any state which precludes as a requirement in an employee agreement the assignment of certain classes of inventions made by an employee, this Section 0 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.

V.	Representations Regarding Prior Work and Legal Obligations

A. Executive represents and warrants that Executive has no agreement or other legal obligation with any prior employer, or any other person or entity, that restricts Executive’s ability to accept employment with the Company. Executive further represents and warrants that Executive is not a party to any agreement (including, without limitation, a non-competition, non-solicitation, no hire or similar agreement) and has no other legal obligation that restricts in any way Executive’s ability to perform Executive’s duties and satisfy Executive’s other obligations to the Company, including, without limitation, those under this Agreement.

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B. Executive represents and acknowledges that Executive has been instructed by the Company that at no time should Executive divulge to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer or entity with which Executive was affiliated or of any other third-party. Executive expressly represents and warrants that Executive has not divulged or used any such information for the benefit of the Company and will not do so.

C. Executive represents and agrees that the Executive has not and will not misappropriate any intellectual property belonging to any other person or entity.

D. Executive acknowledges that the Company is basing important business decisions on these representations, agreements and warranties, and Executive affirms that all of the statements included herein are true. Executive agrees that Executive shall defend, indemnify and hold the Company harmless from any liability, expense (including attorneys’ fees) or claim by any person in any way arising out of, relating to, or in connection with a breach and/or the falsity of any of the representations, agreements and warranties made by Executive in this Section V.

VI.	General Provisions.

A. Non-Waiver. The failure of either party to insist in any one or more instances upon performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder, or of the future performance of any such term, covenant or condition, but the obligations of either party with respect thereto shall continue in full force and effect. Any wavier of a right hereunder must be in writing signed by the party charged with such waiver.

B. Successors. This Agreement shall inure to the benefit of and be binding upon Company, its successors, and assigns, including without limitation, any person, partnership, or corporation that may acquire voting control of Company or all or substantially all of its assets and business, or that may be a party to any consolidation, merger, or other transaction.

C. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, between the parties with respect to the employment of the Executive by the Company, whether oral or written. This Agreement may not be modified or amended other than by an agreement in writing signed by both parties.

D. Applicable Law. This Agreement shall be governed by the laws of the State of Nevada.

E. Taxes. Any payments or benefits under this Agreement shall be subject to all applicable taxes and other withholding obligations and the Company is authorized to withhold any such amounts as may be required by applicable law. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted and administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations and other guidance issued thereunder to the extent applicable. For purposes of determining whether any payment made pursuant to this Agreement results in a “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b), the Company shall maximize the exemptions described in such section, as applicable. The Company does not warrant or promise compliance with Section 409A of the Code and neither Executive nor any other person shall have any claim against the Company for any action taken by the Company to comply with Section 409A. By entering into this Agreement, Executive releases the Company, its Board, its employees and agents from and against any liability related to any failure to follow the requirements of Section 409A or any guidance or regulations thereunder, unless such failure was the result of an action or failure to act that was undertaken by the Company in bad faith. Any reimbursements or in-kind benefits to be provided pursuant to this Agreement that are taxable to Executive shall be subject to the following restrictions: (i) each reimbursement must be paid no later than the last day of the calendar year following the calendar year during which the expense was incurred or tax was remitted, as the case may be; and (ii) the amount of expenses or taxes eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses or taxes eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. Notwithstanding any other provision of this Agreement, if Executive is a “specified employee”, as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service, and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive’s death. To the extent that any amounts are payable under this Agreement by reference to Executive’s termination of employment, such termination of employment shall occur at the time of Executive’s “separation from service”, within the meaning of Section 409A of the Code. Any Section 409A payments which are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration or, if applicable, release revocation period ends as necessary to comply with Section 409A.

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F. Construction. The language in all parts of this Agreement shall in all cases by construed as a whole according to its fair meaning, strictly neither for nor against either party hereto, and without implying a presumption that the terms thereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the person whom himself or through his agent prepared the same.

G. Severability. If any portion of this Agreement shall be invalid or unenforceable, the parties agree that such invalidity or unenforceability shall in no way affect the validity or enforceability of any other portion of this Agreement. However, if any court determines that any covenant in this Agreement, is unenforceable because the duration, geographic scope or restricted activities thereof are overly broad, then such provision or part thereof shall be modified by reducing the overly broad duration, geographic scope or restricted activities by the minimum amount so as to make the covenant, in its modified form, enforceable.

H. Cooperation. During and after the Employment Period, Executive shall assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive will also perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Section. The Company will reimburse Executive for reasonable expenses Executive incurs in fulfilling Executive’s obligations under this Section. References to the Company in this Section shall also refer to the Company’s Affiliates.

I. Notice. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be delivered by hand, email, facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid, addressed as follows:

If to Executive:	Alice Wu 3936 Tipperary Ct., Yorba Linda, CA 92886 Email: alicewu08@gmail.com

If to the Company:

Chief Executive Officer

The Future Education Group Inc.

Room 505, Gaohelanfeng Building, East 3rd Ring South Road,

Chaoyang District, Beijing, P. R. China

Email: renxiaoheng@vip.sina.com

With a copy to:

General Counsel

The Future Education Group Inc.

Email: twright@loeb.com

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Either party may change its address for notice by giving notice in accordance with the terms of this section. Any notice so addressed shall be deemed to be given: if delivered by hand, email or facsimile, on the date of such delivery; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

J. Assignment. Except as expressly provided herein, neither this Agreement nor any rights, benefits, or obligations hereunder may be assigned by Executive without the prior written consent of Company.

K. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. Photographic copies, electronically scanned copies and other facsimiles of this Agreement (including such signed counterparts) may be used in lieu of the originals for any purpose.

L. Miscellaneous. Executive acknowledges that:

1. He/She has consulted with or had an opportunity to consult with an attorney of Executive’s choosing regarding this Agreement.

2. He/She will receive substantial and adequate consideration for his/her obligations under this Agreement.

3. He/She believes the obligations, terms and conditions hereof are reasonable and necessary for the protectable interests of Company and are enforceable.

4. This Agreement contains restrictions on his/her post-employment activities.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto at the place and date specified immediately adjacent to their respective names.

Executed this 2nd day of	/S/ ALICE (IO WAI) WU
February, 2015	Alice (Io Wai) Wu, Executive

Executed this 2nd day of	/S/ XIAOHENG REN
February, 2015	Xiaoheng Ren, Company

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To:	Alice Wu
From:	Xiaoheng Ren
Date:	February 2, 2015

Re:	Exhibit A

No later than April 1, 2015 you will be provided an Exhibit A, approved by the Company Compensation Committee, setting forth your compensation for 2015. Your 2015 Exhibit A will have terms no less favorable than the following:

1.	Your base salary for 2015 will be $220,000.

2.	You will be eligible to earn a bonus based upon Company performance. Your target bonus for 2015 will be $100,000. The amount of the bonus will be based upon performance of the Company. The methodology for calculating your bonuses will be set forth in your 2015 Exhibit A.

3.

At the discretion of the Compensation Committee of the Board of Directors of The Future Education Group Inc., you may receive an additional bonus based on the Company’s and your individual performance.

/S/ ALICE WU
Employee – Alice Wu

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